EMPLOYMENT AGREEMENT

     THIS AGREEMENT made and entered into as of February 15, 2000 by and between MedPlus, Inc., and Ohio corporation with its principal offices at 8805 Governor's Hill Drive, Cincinnati, OH
45249 (the "Company") and Peter Stephan, who resides at 1514 Fargo Blvd., Geneva, IL 60134 (the "Employee").

     WHEREAS, the Company desires to employ the Employee on certain terms and conditions as set forth herein; and

     WHEREAS, the Employee is willing to accept such employment.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1. Employment. The Company hereby agrees to employ Employee in the capacity of Vice President of Sales or in such other position as the Company and Employee may mutually agree and the Employee hereby accepts such employment on the terms and conditions hereinafter set forth. Employee shall report to the Chief
Operating Officer of the Company.

2. Duties. The Employee's principal duties and responsibilities shall include:

a. conceptualizing and implementing sales strategies to develop new business opportunities;
b.  coordinating sales efforts;
c. developing and executing comprehensive sales plans and programs, both short and long range, to support MedPlus' sales, revenue and profitability objectives;
d. establishing and maintaining relationships with industry influencers and strategic partners;
e. ensuring effective control of sales results, including taking corrective action to guarantee that achievement of objectives falls within designated budgets;
f. determining target sales volume, budgets and sales strategies to achieve satisfactory sales and market share in relation to preset standards and industry and economic trends; and
g. preparing and presenting sales activity reports to corporate officers and senior management.

Employee agrees well and faithfully to perform and discharge such services and duties and hold such offices as may be assigned to him from time to time by the Company and to devote substantially his full time, energies, and best efforts to the performance thereof, to exercise his best efforts, judgment, skills and talents in performing such duties and, in general, with respect to the business and affairs of the Company, and, in the performance thereof, to comply with the policies of and be subject to the direction of the Board of Directors of the Company (the "Board"). In addition, during the term of this Agreement, Employee shall not, directly or indirectly, engage or participate in, or become employed by or render services in connection with, any Competitive Business, as that term is defined herein, without the prior express written approval of the Board. In the event the Employee is elected a Director of the Company or any of its subsidiaries during the term hereof, the Employee agrees to serve in such capacity without further compensation.

3. Term. The term of employment shall begin on February 15, 2000, shall continue until January 31, 2001 (the "Initial Term"), and shall be automatically renewed for successive twelve-month terms (the "Renewal Terms"), unless earlier terminated pursuant to the provisions hereof or unless one party gives written notice to the other 30 days prior to any Renewal Term of his or its desire not to renew this Agreement (the Initial Term and any Renewal Term(s) shall be referred to as the "Term).

4. Salary and Other Compensation. As compensation for the services to be rendered by the Employee to the Company pursuant to this Agreement the Employee shall be compensated as follows:

a. Base Salary. During the Term, Employee shall be paid at the semi-monthly rate of $6,875.00, payable in arrears, unless adjusted in accordance with Section 4(b) hereof.
b. Commission. During the Term, Employee shall be eligible for a commission equal to 1% of Net Margin on new system sales, including hardware and software upgrades, of the ChartMaxx and OptiMaxx products. For purposes hereof, "Net Margin" shall mean
(i) gross hardware and software revenue received less hardware and software costs and (ii) 25% of gross revenue received on consulting, training, installation and integration services. Net Margin shall not include any revenue related to support services.
c. Relocation. The Company will provide reasonable relocation assistance to Employee per the attached Relocation and Moving Expenses Guidelines (the "Guidelines"). The Company agrees to reimburse Employee for reasonable expenses incurred in two house hunting trips, actual relocation expenses, and movement of goods, as described in the Guidelines. In addition, the Company will reimburse Employee for (i) reasonable pre-approved closing costs for the purchase of a new home and (ii) a realtor fee negotiated to 6% or less on the sale of Employee's current home. The total amount of all monies reimbursed to Employee or paid on Employee's behalf in conjunction with his and his family's relocation to Cincinnati, Ohio shall not exceed $30,000. Should Employee voluntarily leave the Company or should his employment be terminated for Just Cause (as hereinafter defined), within one year following the date Employee has moved into his new home in Cincinnati, Ohio, Employee will be required to reimburse the Company immediately for all relocation assistance provided as described herein.
d. Limited Disability. Should the Employee become disabled, which for purposes of this subsection means that he is unable to perform his duties hereunder for at least 40 hours per week due to any physical or emotional illness, and such disability continues for more than four consecutive weeks but for less than six months ("Limited Disability"), then Employee's base salary shall be adjusted as follows: for a period beginning four weeks after the onset of the Limited Disability and continuing until Employee is no longer so disabled or until termination of this Agreement, whichever occurs first (the "Disability Period"), Employee's base salary shall be reduced in proportion to the number of hours per week relative to 40 Employee is able to perform his duties hereunder. In addition, if any payments are made to Employee as a result of such Limited Disability which payments are made pursuant to any type of insurance policy, the premiums of which were paid by the Company, then any base salary owed Employee during such Disability Period shall be reduced thereby. Nothing in this paragraph 4(b) shall be interpreted to reduce or increase any payments which may be due Employee pursuant to a long-term or short-term disability insurance policy for which the Company has made premium payments.
e. MedPlus, Inc. 1994 Long-Term Stock Incentive Plan. Subject to approval by the Board of Directors of the Company, Employee shall be granted the option to purchase 25,000 shares of the common stock of the Company in accordance with the MedPlus, Inc. 1994 Long-Term Stock Incentive Plan (the "Plan"). After one year of employment, the Company may, from time to time enter into supplemental written agreements with Employee granting Employee stock options to purchase shares of the Company's common stock under the Plan. In the absence of any such agreements, the Company shall not be obligated to award Employee any stock options, regardless of whether stock options were awarded to Employee in any other period or to any other employee of the Company at any time.
f. Employee Benefit Plans. Commencing as of the Effective Date, Employee shall be entitled to participate in or receive benefits, to the extent he is eligible, under any Company-sponsored employee benefit plans and arrangements in effect from time to time during the Term; provided, however, that the Company shall not be required to establish or maintain any such plan or arrangement.

5. Key Man Life Insurance. The Company, in its discretion, may apply for and procure in its own name and for its own benefit life insurance on the life of the Employee in any amount(s) considered advisable by the Company. The Employee shall submit to any medical or other examination and shall execute and deliver any application or other instrument reasonably necessary to effect such insurance.

6. Expenses. Commencing as of the Effective Date, the Company shall pay or reimburse employee during the Term for all reasonable travel and other business expenses, including the costs associated with the use of a cellular telephone and a 128K home Internet connection, incurred by the Employee in the performance of his duties and obligations hereunder upon submission of appropriate documentation to the Company therefor.

7. Vacation and Leave. All vacation accrues per pay period. The Employee shall be entitled to three weeks of vacation during the Initial Term of this agreement. Officers of the Company may not carry unused vacation time from one calendar year to another.

8. Non-Disclosure of Confidential Information. The Employee acknowledges that as a result of his employment by the Company, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to the Company's intellectual property, proprietary information, trade secrets, systems, procedures, manuals, confidential reports and customer lists and all information specifically related to customer lists and customer sales and service (collectively "Confidential Information"). As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4 hereof, Employee covenants and agrees that he shall not, at any time during or following the Term, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information. In the event of a breach or threatened breach by Employee of any of the provisions of this
Section 8, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity shall be entitled to a permanent injunction in order to prevent or restrain any such breach by the Employee or by Employee's partners, agents, representatives, servants, employers, employees, family members and/or any and all persons directly or indirectly acting for or with him.

9. Covenants Against Competition. The Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of such services, because of the confidential information to be obtained by or disclosed to Employee as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay Employee the compensation stated in Section 4, Employee covenants and agrees that during Employee's employment and for a period of one (1) year after he ceases to be employed by the Company for any reason, he will not, except as otherwise authorized by this Agreement, compete with the Company or any affiliate of the Company, solicit the Company's customers or the customers of an affiliate, or directly or indirectly solicit for employment any of the Company's employees. For purposes of this Section 9:

a. the term "compete" means engaging in the same or any similar business as the Company or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, within a geographic areas served by the Company or any of its affiliates;

b. the term "affiliate" means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, controls or is under common control with the Company; and

c. the term "customers" means all persons to whom the Company or any of its affiliates has sold any product or service, whether or not for compensation, within a period of one (1) year prior to the time the Employee ceases to be employed by the Company.

10.  Reasonableness of Restrictions.

a. The Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees that the restrictions set forth in said Sections, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

b. In the event that, notwithstanding the foregoing, any of the provisions of Sections 8 and 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8 or 9 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

11. Remedies for Breach of Employee's Covenants of Non-Disclosure and Non-Competition. In the event of a breach or threatened breach of any of the covenants in Sections 8 and 9, the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any further breach. In lieu thereof, or should a court refuse for any reason to grant equitable relief to prevent continuing breaches of the covenants in Sections 8 and 9, the Company shall be entitled to liquidated damages equal to fifty percent (50%) of the gross amount derived by the breaching party from all transactions in breach of said covenants, it being agreed that such amount represents the estimated amount of profit the Company could have derived if it had transacted the business in question and is not a penalty.

12. Termination. Employment of the Employee under this Agreement will be terminated as follows:

a.  By the Employee's death.

b. If the Employee is Totally Disabled. For the purposes of this Agreement, the Employee will be Totally Disabled if he (1) has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the disability occurred), (2) receives disability insurance benefits from any disability income insurance maintained by the Company for a period of three (3) consecutive months, or (3) has been found to be disabled pursuant of a Disability Determination. A "Disability Determination" means a finding that the Employee, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least six (6) months. The Disability Determination shall be based on the written opinion of the physician regularly attending the Employee whose disability is in question. If the Company disagrees with the opinion of this physician (the "First Physician"), it may engage at its own expense another physician (the "Second Physician") to examine the Employee. If the First and Second Physicians agree in writing that the Employee is or is not disabled, their written opinion shall, except as otherwise set forth in this Subsection, be conclusive on the issue of disability. If the First and Second Physicians disagree on the disability of the Employee, they shall choose a third consulting physician (whose expense shall be borne by the Company), and the written opinion of a majority of these three physicians shall, except as otherwise provided in this Subsection, be conclusive as to the Employee's disability. The date of any written opinion conclusively finding the Employee to be disabled is the date on which the disability will be deemed to have occurred. If there is a conclusive finding that the Employee is not Totally Disabled, the Company shall have the right to request additional Disability Determinations, provided it agrees to pay all the expenses of the Disability Determinations and does not request an additional Disability Determination more frequently than once every two (2) months. In conjunction with a Disability Determination, the Employee hereby consents to any required medical examination, and agrees to furnish any medical information requested by any examining physician and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians except the First Physician must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

c. At the election of either the Employee or the Company without cause, upon ninety (90) days written notice.

d. When the Employee reaches mandatory retirement age under any retirement policy applicable to all executive officers adopted by the Company.

e.  By mutual agreement of the Employee and the Company.

f. By the dissolution and liquidation of the Company (other than as part of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company whereby the business of the Company is continued).

g. By the Company for Just Cause. For purposes of the Agreement "Just Cause" shall mean the following: (i) a conviction of or a plea of guilty or nolo contendre by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Company; (ii) habitual neglect of the Employee's duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days after written notice thereof from the Company or its Board of Directors; or (iii) any material breach of this Agreement by the Employee. Should the Employee dispute whether he was terminated for Just Cause, the Company and the Employee shall enter immediately into binding arbitration pursuant of the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

     In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company, including without limitation any position as a director, officer, agent, trustee, or consultant of the Company or any affiliate of the Company. For the purposes of this provision, the term "affiliate" has the same meaning as in Section 9.

13. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

14. Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Ohio.

15. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity of enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

16. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to the Employee at the address first above set forth, or at such other address or addresses as either party may hereafter designate in writing to the other.

17. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefits of the parties hereto and the respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

18. Amendments. This Agreement may be amended at any time by mutual consent of the parties provided, however, that no such amendment shall be valid or enforceable unless in a writing signed by the Company, as authorized by it Board of Directors, and the Employee.

19. Applicability of Invention and Non-Disclosure Agreement. This Employment Agreement is supplemented by that certain Invention and Non-Disclosure Agreement of even date herewith between the Company and the Employee, a copy of which is attached hereto as Schedule A and made a part hereof. These two documents contain the entire agreement and understanding by and between the Employee and the Company with respect to the employment of the Employee with the Company and supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties. No representations, promises, agreements, or understandings, written or oral, with respect to such employment not contained in these two documents shall be of any force or effect.

20. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the day and year first above written.


MedPlus, Inc.:                           Employee:




By:   /s/ Richard A. Mahoney              /s/ Peter Stephan
Richard A. Mahoney, President             Peter Stephan


February 17, 2000


Peter W. Stephan
1514 Fargo Blvd.
Geneva, IL  60134

Dear Pete:

Per our conversation today, MedPlus agrees to the following amendment to your relocation clause in your Employment Agreement. Section 4(c):

Relocation. The Company will provide reasonable relocation assistance to Employee per the attached Relocation and Moving Expenses Guidelines (the "Guidelines"). The Company agrees to reimburse Employee for reasonable expenses incurred in two house hunting trips, actual relocation expenses, and movement of goods, as described in the Guidelines. In addition, the Company will reimburse Employee for (i) reasonable pre-approved closing costs for the purchase of a new home and (ii) a realtor fee negotiated to 6% or less on the sale of Employee's current home. The total amount of all monies reimbursed to Employee or paid on Employee's behalf in conjunction with his and his family's relocation to Cincinnati, Ohio shall not exceed $30,000. In addition, during the period from February 11, 2000 through April 30, 2000, MedPlus agrees to reimburse Employee for 100% of hotel costs while Employee is commuting to Cincinnati on MedPlus business. During this period, MedPlus will also reimburse Employee for automobile mileage for two round-trips between Employee's home and the MedPlus corporate office. Beginning May 1, 2000, Employee will be reimbursed for these same charges; however, any reimbursements occurring after April 30, 2000 will go against the above-mentioned $30,000 relocation limit. Should Employee voluntarily leave the Company or should his employment be terminated for Just Cause (as hereinafter defined), within one year following the date Employee has moved into his new home in Cincinnati, Ohio, Employee will be required to reimburse the Company immediately for all relocation assistance provided as described herein.

I am looking forward to working with you.


Sincerely,


/s/ Amy J. Seltz

Amy J. Seltz, SPHR
Director of Human Resources

/s/ Peter W. Stephan     February 11, 2000
Peter W. Stephan